Exhibit 99(10)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of The Ohio National Life Insurance Company:

We consent to use of our reports for Ohio National Variable Account B dated April 12, 2013, and for The Ohio National Life Insurance Company and subsidiaries dated April 12, 2013 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 35 to File No. 33-62284 on Form N-4. The audit report covering the December 31, 2012 financial statements and schedules of The Ohio National Life Insurance Company contains an explanatory paragraph referencing the Company’s retrospective adoption of Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.”

/s/ KPMG LLP

Columbus, Ohio

April 26, 2013